 Exhibit 3.4

CERTIFICATE OF MERGER

OF

MECHANICAL TECHNOLOGY, INCORPORATED

(A NEW YORK CORPORATION)

INTO

MECHANICAL TECHNOLOGY, INCORPORATED

(A NEVADA CORPORATION)

                    UNDER SECTION 907 OF THE BUSINESS CORPORATION LAW

                        It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

                        FIRST:  The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

                        SECOND:  The name of the foreign constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the "surviving constituent corporation", is Mechanical Technology, Incorporated.  The jurisdiction of its incorporation is Nevada; and the date of its incorporation therein is March 24, 2021.

The Application for Authority in the State of New York of the surviving constituent corporation to transact business as a foreign corporation therein is being filed simultaneously with the filing of this Certificate with the Department of State of the State of New York.

                        THIRD:  The name of the domestic constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the "merged constituent corporation", is Mechanical Technology, Incorporated.  The date upon which its certificate of incorporation was filed by the Department of State is October 4, 1961.

                        FOURTH:  As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger, as follows:

Mechanical Technology, Incorporated (the surviving constituent corporation)

Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class

Common stock	100	Common stock	N/A

Mechanical Technology, Incorporated (the merged constituent corporation)

Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class

Common stock	9,821,857	Common stock	N/A

The number of the aforesaid outstanding shares is subject to change prior to the effective date of the merger by reason of the exercise of outstanding options to purchase additional shares of said class and the issue of additional shares.

                        FIFTH:  The merger herein certified was authorized in respect of the merged constituent corporation by the vote of holders of outstanding shares of the corporation entitled to vote on the plan of merger under the certificate of incorporation, having not less than the minimum requisite proportion of votes and by the class vote of the holders of outstanding shares having not less than the minimum requisite proportion of votes of each class which are denied voting power under the certificate of incorporation but which are entitled to vote by class under paragraph (a) (2) of section 903 of the Business Corporation Law of the State of New York.

                        SIXTH:  The merger herein certified is permitted by the laws of the jurisdiction of incorporation of the surviving constituent corporation and is in compliance with said laws.

                        SEVENTH:  The surviving constituent corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the merged constituent corporation, for the enforcement of any liability or obligation of the surviving constituent corporation for which the surviving constituent corporation is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of the merged constituent corporation to receive payment for their shares against the surviving constituent corporation.

                        EIGHTH:  The surviving constituent corporation agrees that, subject to the provisions of section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the shareholders of the merged constituent corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of shareholders to receive payment for their shares.

                        NINTH:  The surviving constituent corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 of the Business Corporation Law of the State of New York in any action or special proceeding.  The post office address within the State of New York to which the said Secretary of State shall mail a copy of any process against the surviving corporation served upon him is:  Mechanical Technology, Incorporated, 325 Washington Avenue Extension, Albany, NY 12205.

                        TENTH:  Each of the constituent domestic corporations hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by each constituent domestic corporation have been paid and a cessation franchise tax report (estimated or final) through the anticipated date of merger has been filed by each constituent domestic corporation.  The said report, if estimated, is subject to amendment.  The surviving foreign corporation agrees that it will within thirty days after the filing of the certificate of merger file the cessation tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the said Department of Taxation and Finance by each constituent domestic corporation.

Signed on March 26, 2021.

Mechanical Technology, Incorporated
(a New York corporation)

By:_/s/ Michael Toporek___________
Name: Michael Toporek
Title: Chief Executive Officer

Mechanical Technology, Incorporated
(a Nevada corporation)

By: _/s/ Michael Toporek___________
Name: Michael Toporek
Title: President

Certificate of Merger

of

Mechanical Technology, Incorporated,

a New York corporation

into

Mechanical Technology, Incorporated,

a Nevada corporation

Under Section 907 of the Business Corporation Law.

Filed by:   Natalie S. Lederman, Sullivan & Worcester LLP

    (Name)

  1633 Broadway, 32nd Floor

  (Mailing address)

                 New York, NY 10019

 (City, State and Zip code)